News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III                      Maria Platsis
Executive Vice President                   Vice President, Corporate Development
Chief Administrative Officer               (609) 936-2333
(609) 936-2481                             mplatsis@Integra-LS.com
jhenneman@Integra-LS.com


         Integra LifeSciences Announces Direct Sales Strategy in Canada

                        Acquires Canada Microsurgical Ltd.

Plainsboro, New Jersey/July 11,2006--Integra LifeSciences Holdings Corporation (NASDAQ:IART) announced today that it is launching a direct sales force in Canada through the acquisition of its longstanding distributor, Canada Microsurgical Ltd. Canada Microsurgical has eight sales representatives covering every province in Canada.

"Canada Microsurgical has an outstanding reputation for customer service," said Stuart M. Essig, Integra's Chief Executive Officer. "We are very happy that its skilled sales and distribution operation will form the backbone of our expanding Canadian business."

In addition to the United States and Canada, Integra sells directly to hospitals in France, Germany, the United Kingdom and the Benelux countries.

In 2005, Canada Microsurgical had revenues of C$8.1 million, reflecting sales of both Integra products and those of other leading medical technology companies. Canada Microsurgical will continue to distribute the products of other companies after the acquisition.

Integra paid C$6.4 million for Canada Microsurgical at closing. In addition, Integra will pay up to an additional C$2.1 million over the next three years, depending on the performance of the business. Integra expects the transaction to be neutral to earnings this year and accretive next year.

Integra LifeSciences Holdings Corporation is a diversified medical technology company that develops, manufactures, and markets medical devices for use in a variety of applications. The primary applications for our products are neurosurgery, reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey, and we have manufacturing and research facilities located throughout the world. We have approximately 1,600 employees. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning expectations for this newly acquired business and the expected impact of this acquisition on Integra's future financial results. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, Integra's ability to successfully integrate Canada Microsurgical into its operations could affect the impact of this acquisition on Integra's future financial results. In addition,

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the economic, competitive, governmental, technological and other factors identified under the heading "Factors That May Affect Our Future Performance" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2005 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

Source: Integra LifeSciences Holdings Corporation